Exhibit 99.1

Supernus to Acquire CNS Portfolio from US WorldMeds

•Expands and strengthens neurology portfolio with three marketed CNS products and late-stage pipeline
•Diversifies revenue and operating cash flow base with 2019 net sales of approximately $150 million and operating earnings of $45 million
•Enhances long term growth with potential launch of late-stage product candidate in 2021.
•Upfront cash payment of $300 million, plus cash milestone payments up to $230 million
•Conference call and webcast at 8:30 a.m. ET April 29, 2020, to discuss the transaction

ROCKVILLE, Md., April 28, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that the Company entered into a definitive agreement under which Supernus will acquire the CNS portfolio of US WorldMeds, a privately-held biopharmaceutical company. With the acquisition, Supernus adds three established and marketed products in the U.S market with a product candidate in late-stage development:

•APOKYN® (apomorphine hydrochloride) injection is used, as needed, to provide rapid, reliable, and robust control of body movements in people with Parkinson’s disease (PD) when they experience an off episode. An off episode, also called hypomobility, may include symptoms such as muscle stiffness, slow movements, and difficulty starting movements.
•MYOBLOC® (rimabotulinumtoxinB) injection is the first and only approved botulinum toxin Type B injectable indicated for the treatment of cervical dystonia to reduce the severity of abnormal head position and neck pain associated with cervical dystonia in adults, and the treatment of chronic sialorrhea in adults.
•XADAGO® (safinamide) tablets is a monoamine oxidase type B (MAO-B) inhibitor indicated as a daily adjunctive treatment to levodopa/carbidopa in patients with PD experiencing off episodes.
•Apomorphine Infusion Pump is a product candidate for the continuous treatment of motor fluctuations (“on‐off” episodes) in PD patients whose motor control is unsatisfactory with oral levodopa and at least one other noninvasive PD therapy. New Drug Application (NDA) submission is expected in the second half of 2020 with potential launch, if approved by the FDA, in the second half of 2021.

“This acquisition aligns extremely well with our strategy of expanding and enhancing our commercial and late-stage assets and is a significant step in strengthening our leadership position in CNS,” said Jack Khattar, President and CEO of Supernus. “We expect this transaction to provide Supernus with enhanced operating cash flow, financial flexibility to execute on our strategy, and a continued strong balance sheet. In addition, the transaction provides increased revenue scale and adds new commercial capabilities that are important for orphan drugs and specialty pharmacy products.”

Mr. Khattar added, “In addition to expanding and strengthening our commercial capabilities in CNS, this acquisition brings new research and development platforms to Supernus in biologics and medical devices. We look forward to building on the success that US WorldMeds had in establishing this portfolio of unique products.”

“The core values of Supernus align very well with US WorldMeds. We expect a seamless transition with even more patients benefiting from these products under Supernus’ stewardship. This transaction will allow US WorldMeds to focus on growing our other exciting business units,” commented Paul Breckinridge "Breck" Jones, Sr., Chief Executive Officer of US WorldMeds.

Strategic Rationale
•The acquisition is well aligned with Supernus’ corporate development strategy of adding commercial and late-stage CNS assets. The addition of the three marketed products and product candidate diversifies Supernus’ product portfolio into PD and other movement disorders and expands Supernus’ revenue, operating cash flow base and earnings growth profile.
•US WorldMeds’ CNS portfolio consists of three marketed products with 2019 net sales of approximately $150 million. With the product portfolio comes an experienced team including a proven salesforce and a medical organization with expertise and focus on serving movement disorder specialists in the U.S.
•The acquisition expands Supernus’ commercial platform to include sales and marketing capabilities for orphan drug and specialty pharmacy products
•The potential launch of Apomorphine Infusion Pump, if approved by the FDA, significantly enhances long-term growth with estimated potential peak annual revenue of $100 - $175 million.
•The acquisition also expands Supernus’ research and development capabilities into biologics and medical devices.

Parkinson’s Disease (PD)
PD is the second most common chronic progressive neurodegenerative disorder affecting 1-2% of individuals 65 years and older1. The number of U.S. PD patients in 2020 is estimated at 1 million with an annual growth rate of approximately 2.5%2.
PD occurs when cells in the brain, which produce dopamine become impaired or die resulting in significant mobility and motor impairment with symptoms such as tremor, slowness, dystonia, balance issues, and/or stiffness. Everyday life for PD patients becomes adversely affected with many activities that we typically take for granted such as eating, writing, getting dressed, walking, and others becoming impaired. The mainstay therapy is levodopa which is very effective, particularly in the early stages. As PD advances, treatment becomes less effective resulting in what are termed “OFF” periods. According to a patient survey conducted by the MJ Fox Foundation3, up to 70-90% of PD patients have at least one “OFF” episode per day and 65% of patients were “OFF” for > 2 hours per day. In addition, more than 50% of patients who experience an “OFF” episode indicated that it causes them to avoid activities.

Currently there are several acute treatments for “OFF”, such as APOKYN (apomorphine hydrochloride) injection. Continuous treatment could offer advantages to many such patients, but current options are limited and can be complicated, significantly impairing daily activities. Some require Continuous Infusion of levodopa through a gastric tube or even surgical intervention such as Deep Brain Stimulation. The acquired Apomorphine Infusion Pump product candidate, if approved by the FDA, would offer patients a much less invasive and more convenient option in the form of a continuous subcutaneous infusion of apomorphine.

1. Saxton JM. Exercise and Chronic Disease: an Evidence-Based Approach. London, Routledge, 2011.
2. Parkinson’s Disease: Epidemiology Forecast to 2026, GlobalData, 2018.
3. Michael J Fox Foundation for Parkinson’s Research. Executive summary: survey of Parkinson’s patients and their off time experience. Available on request from researchpartnerships@michaeljfox.org

Terms and Financing
Total consideration of $530 million consists of an upfront cash payment of $300 million plus regulatory and commercial milestone cash payments up to $230 million. All cash consideration will be funded through existing balance sheet cash.

Approvals and Timing of Closing
The transaction is anticipated to close in the second quarter of 2020, subject to certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary conditions.

2020 Guidance
Supernus will provide appropriate updates to its full year 2020 financial guidance after the closing of the transaction.

Advisors
Jefferies is acting as the exclusive financial advisor to Supernus. Piper Sandler is acting as the exclusive financial advisor to US WorldMeds. Saul Ewing Arnstein & Lehr is serving as legal counsel and Grant Thornton is providing due diligence services to Supernus, and Gibson, Dunn & Crutcher is serving as legal counsel to US WorldMeds.

Conference Call and Webcast Tomorrow, April 29 at 8:30 AM Eastern Time
A conference call and a live webcast will be hosted tomorrow, April 29, at 8:30 a.m. ET, to discuss this transaction. Presentation slides will be available via this webcast link approximately 15 minutes prior to the call. A question and answer session with the Supernus management team will follow the company’s remarks.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID	2757729
Conference Call Name	Supernus Pharmaceuticals Investor Call

Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market.

About US WorldMeds
US WorldMeds is a specialty pharmaceutical company whose products are making a difference in the lives of the patients and communities it serves. US WorldMeds takes an agile and personal approach to pharmaceuticals – pioneering research and product development in therapeutic areas that desperately need new solutions. Headquartered in Louisville, Kentucky, US WorldMeds has global presence and nearly 20 years of experience in the development, licensure, and commercialization of unique products. For more information about US WorldMeds, visit www.usworldmeds.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to successfully incorporate and integrate the acquired products and product candidate, technologies, sales force and medical organization into its current infrastructure, the Company’s ability to achieve the anticipated revenues and benefits from the acquired products; the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

About APOKYN® (apomorphine hydrochloride) injection:
APOKYN is used by injection, as needed, to treat loss of control of body movements in people with advanced Parkinson’s disease (PD). This condition is also called hypomobility or off episodes. An off episode may include symptoms such as muscle stiffness, slow movements, and difficulty starting movements. APOKYN may improve your ability to control your movements when it is used during an off episode.

The most common side effects seen in clinical studies with APOKYN were yawning; sleepiness; dyskinesias; dizziness; runny nose; nausea and/or vomiting; hallucinations/confusion; and swelling of hands, arms, legs, and feet.

Some patients may notice soreness, redness, bruising, or itching at the injection site. Change the site with each injection.

See full Prescribing Information and Pen Instructions for Use/Patient Information at www.apokyn.com.

About MYOBLOC® (rimabotulinumtoxinB) injection:
MYOBLOC is a prescription medicine that is:
•injected into neck muscles and used to treat the abnormal head position and neck pain that happens with cervical dystonia in adults.
•injected into the salivary glands (parotid and submandibular glands) and used to treat chronic sialorrhea in adults.

WARNING: DISTANT SPREAD OF TOXIN EFFECT

See full prescribing information for complete boxed WARNING.
The effects of MYOBLOC® and all botulinum toxin products may spread from the area of injection to produce symptoms consistent with botulinum toxin effects. These symptoms have been reported hours to weeks after injection. Swallowing and breathing difficulties can be life threatening and there have been reports of death. The risk of symptoms is probably greatest in children treated for spasticity but symptoms can also occur in adults, particularly in those patients who have an underlying condition that would predispose them to these symptoms.

The most common side effects of MYOBLOC include:
•Cervical Dystonia: dry mouth, trouble swallowing, injection site discomfort or pain, headache
•Sialorrhea: dry mouth, trouble swallowing

See full Prescribing Information, including Boxed WARNING, and Medication Guide at www.myobloc.com.

About XADAGO® (safinamide) tablets:
XADAGO is a monoamine oxidase type B (MAO-B) inhibitor. XADAGO is used with levodopa/carbidopa to treat adults with Parkinson's disease (PD) who are having off episodes.

The most common side effects seen with XADAGO are uncontrolled movements (dyskinesia), falls, nausea, and insomnia.

See full Prescribing Information and Patient Information at www.xadago.com.

APOKYN Pen and apomorphine infusion pump product candidate are under a license from Britannia Pharmaceuticals Limited
XADAGO is under a license from Zambon S.p.A
All trademarks are the property of their respective owners

CONTACTS:

Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com